UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 21, 2013

NEOPHOTONICS CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	001-35061	94-3253730
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

NeoPhotonics Corporation

2911 Zanker Road

San Jose, California 95134

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (408) 232-9200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On March 21, 2013, NeoPhotonics Corporation (the “Company”) entered into a Revolving Credit and Term Loan Agreement (the “Credit Agreement”) with Comerica Bank, as Administrative Agent and Lead Arranger (the “Agent”), and other lenders who may from time to time become party thereto. The Credit Agreement amends and restates in its entirety the Company’s Loan and Security Agreement with Comerica Bank, dated December 20, 2007, as amended (the “Prior Loan Agreement”).

The Credit Agreement provides for (i) a four-year $28 million term loan facility and (ii) a three-year revolving credit facility of $20 million, which includes a $1 million swingline loan subfacility and a $500,000 standyby letter of credit subfacility. The proceeds of the term loan facility are expected to be used to finance a portion of the acquisition of certain of the assets and liabilities of Lapis Semiconductor Co., Ltd. in a statutory demerger (referred to in Japan as a kyūshū bunkatsu) transaction (the “Demerger”) pursuant to an Agreement and Plan of Demerger which was entered into on January 22, 2013 (the “Merger”) and to refinance the indebtedness existing under the Prior Loan Agreement. The Company borrowed $28 million under the term loan facility and $12 million under the revolving credit facility on March 21, 2013. A portion of the proceeds in an amount of at least $20 million of the term loan must be repaid to the Agent if the Merger does not occur by April 5, 2013. The proceeds of the revolving credit facility may be used for ongoing working capital and other general corporate purposes.

Loans under the term loan facility bear interest initially, at the Company’s option, at a rate equal to either the LIBOR rate, plus an applicable margin equal to 2.75% per annum, or a base rate, plus an applicable margin equal to 1.75% per annum. Loans under the revolving loan facility shall initially bear interest, at the Company’s option, at a rate equal to either the LIBOR rate, plus an applicable margin equal to 2.50% per annum, or a base rate, plus an applicable margin equal to 1.50% per annum. The applicable margin with respect to term loans and revolving loans is subject to adjustment based on the Company’s ratio of funded debt to EBITDA. The Company must also pay (i) a revolving credit facility fee of 0.25% per annum, on the revolving credit facility commitment, and (ii) a letter of credit fee, equal to the applicable margin as applied to revolving credit LIBOR loans, and a fronting fee, calculated on the daily amount available to be drawn under each letter of credit issued under the Credit Agreement.

The Company is permitted to make voluntary prepayments at any time (without payment of premium); and is required to make mandatory prepayments of term loans (without payment of a premium) if the Merger does not occur by April 5, 2013 as described above or upon receipt of (1) net cash proceeds certain asset sales in excess of $5,000,000 (subject to reinvestment rights and other exceptions), (2) net cash proceeds of issuances of subordinated debt in excess of $5,000,000, and (3) casualty proceeds and condemnation awards in excess of $1,000,000 (subject to reinvestment rights and other exceptions). The term loans will be repaid in equal quarterly installments in an amount equal to $1,750,000 commencing on July 1, 2013 through the maturity date, with any remaining balance payable on the final maturity date of the term loans.

The Company’s obligations under the Credit Agreement are secured, subject to customary permitted liens and other agreed upon exceptions, (1) by a first priority pledge of all of the equity interests of each of the Company’s direct and indirect subsidiaries, and (2) a perfected first priority interest in all tangible and intangible assets of the Company (other than intellectual property and certain other exclusions), except, limited, in the case of a first-tier foreign subsidiary, to 65% of the voting stock of such first-tier foreign subsidiary.

The Credit Agreement contains customary representations and warranties and customary affirmative and negative covenants applicable to the Company and its subsidiaries, including, among other things, restrictions on debt, liens, acquisitions, mergers, dissolution or sale of assets, dividends, distributions, capital expenditures, investments, transactions with affiliates, sale-leaseback transactions, prepayment of subordinated debt, amendment of subordinated debt documents, and modifications of certain agreements. The Credit Agreement contains financial covenants that require the Company to maintain a maximum funded debt to adjusted EBITDA ratio and certain cash liquidity. The Credit Agreement also includes customary events of default, including cross-defaults on the Company’s material indebtedness and upon a change of control.

The foregoing description of the Credit Agreement is not intended to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

ITEM 2.03. CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

The information in Item 1.01 above is incorporated by reference into this Item 2.03.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits.

Exhibit Number	Description

10.1	Revolving Credit and Term Loan Agreement, dated March 21, 2013, by and among NeoPhotonics Corporation, Comerica Bank, as agent, and the lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 27, 2013	NEOPHOTONICS CORPORATION

	By:	/s/ James D. Fay
James D. Fay
Senior Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description

10.1	Revolving Credit and Term Loan Agreement, dated March 21, 2013, by and among NeoPhotonics Corporation, Comerica Bank, as agent, and the lenders party thereto.